Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

LV ADMINISTRATIVE SERVICES, INC.,

as Administrative and Collateral Agent

THE PURCHASERS

From Time to Time Party Hereto

and

NEW CENTURY ENERGY CORP.

Dated: November 30, 2007

SECURITIES PURCHASE AGREEMENT

TABLE OF CONTENTS

1.	Agreement to Sell and Purchase	1

2.	Fees	1

3.	Closing, Delivery and Payment	2
	3.1 Closing	2
	3.2 Delivery	2

4.	Representations and Warranties of the Company	2
	4.1 Organization, Good Standing and Qualification	2
	4.2 Subsidiaries	3
	4.3 Capitalization; Voting Rights	3
	4.4 Authorization; Binding Obligations	4
	4.5 Liabilities; Solvency	4
	4.6 Agreements; Action	5
	4.7 Obligations to Related Parties	6
	4.8 Changes	7
	4.9 Title to Properties and Assets; Liens, Etc	8
	4.10 Intellectual Property	9
	4.11 Compliance with Other Instruments	10
	4.12 Litigation	10
	4.13 Tax Returns and Payments	10
	4.14 Employees	11
	4.15 Voting Rights	11
	4.16 Compliance with Laws; Permits	11
	4.17 Environmental and Safety Laws	12
	4.18 Valid Offering	12
	4.19 Full Disclosure	13
	4.20 Insurance	13
	4.21 Patriot Act	13
	4.22 ERISA	14
	4.23 Oil and Gas Properties; Titles, Etc	14
	4.24 Maintenance of Oil and Gas Properties	14
	4.25 Gas Imbalances; Prepayments	15
	4.26 Marketing of Production	15
	4.27 Swap Agreements	15

5.	Representations and Warranties of each Purchaser	15
	5.1 Requisite Power and Authority	15
	5.2 Investment Representations	16
	5.3 The Purchaser Bears Economic Risk	16
	5.4 Acquisition for Own Account	16
	5.5 The Purchaser Can Protect Its Interest	16
	5.6 Accredited Investor	16
	5.7 Legend	16

6.	Covenants of the Company	17
	6.1 Reporting Requirements	17
	6.2 Use of Funds	18
	6.3 Access to Facilities	18
	6.4 Taxes	18
	6.5 Insurance	20
	6.6 Intellectual Property.	21
	6.7 Properties	21
	6.8 Confidentiality	22
	6.9 Required Approvals	22
	6.10 Opinion	23
	6.11 Margin Stock	23
	6.12 FIRPTA	24
	6.13 Financing Right of First Refusal	24
	6.14 Board Observation Rights	24
	6.15 Summaries; Reports	25
	6.16 Financial Statements; Other Information	25
	6.17 Operation and Maintenance of Oil and Gas Properties	26
	6.18 Reserve Reports	26
	6.19 Marketing Activities	27
	6.20 Sale of Oil and Gas Properties	27
	6.21 Gas Imbalances, Take-or-Pay or Other Prepayments	27

7.	Covenants of the Purchasers	27
	7.1 Confidentiality	27
	7.2 Limitation on Acquisition of Common Stock of the Company	28

8.	Covenants of the Company and the Purchasers Regarding Indemnification	28
	8.1 Company Indemnification	28
	8.2 Purchaser Indemnification	28

9.	Miscellaneous	29
	9.1 Governing Law, Jurisdiction and Waiver of Jury Trial	29
	9.2 Severability	30
	9.3 Survival	30
	9.4 Successors.	30
	9.5 Entire Agreement; Maximum Interest	31
	9.6 Amendment and Waiver	32
	9.7 Delays or Omissions	32
	9.8 Notices	32
	9.9 Attorneys’ Fees	33
	9.10 Titles and Subtitles	33
	9.11 Signatures; Counterparts	33
	9.12 Broker’s Fees	33
	9.13 Construction	34
	9.14 Agency	34

LIST OF EXHIBITS

Form of Term Note	Exhibit A
Form of Opinion	Exhibit B
Form of Escrow Agreement	Exhibit C

LIST OF SCHEDULES

Schedule 1	Purchaser Commitments
Schedule 4.2	Subsidiaries
Schedule 4.3	Capitalization
Schedule 4.6	Extraordinary Agreements
Schedule 4.7	Obligations to Related Parties
Schedule 4.9	Title to Properties; Liens
Schedule 4.10	IP Registration
Schedule 4.12	Litigation
Schedule 4.13	Taxes
Schedule 4.14	Employees
Schedule 4.15	Voting Rights
Schedule 6.9(e)	Indebtedness
Schedule 9.12	Brokers

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2007, among New Century Energy Corp., a Colorado corporation (the “Company”), the purchasers from time to time a party hereto (each a “Purchaser” and collectively, the “Purchasers”), LV Administrative Services, Inc., a Delaware corporation, as administrative and collateral agent for each Purchaser, (the “Agent” and together with the Purchasers, the “Creditor Parties”).

RECITALS

WHEREAS, the Company has authorized the sale to each Purchaser of a Secured Term Note in the form of Exhibit A hereto in the principal amount set forth opposite such Purchaser’s name on Schedule 1 hereto (each as amended, restated, modified and/or supplemented from time to time, a “Note” and, collectively, the “Notes”);

WHEREAS, each Purchaser desires to purchase the applicable Note on the terms and conditions set forth herein; and

WHEREAS, the Company desires to issue and sell the applicable Note to each Purchaser on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Agreement to Sell and Purchase Pursuant to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 3), the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company, the applicable Note.  The sale of the Notes on the Closing Date shall be known as the “Offering.”  The Notes will mature on the Maturity Date (as defined in the Note).

2.           Fees.  On the Closing Date:

(a)           Subject to the terms of Section 2(b) below, the Company shall pay (i) to Valens Capital Management, LLC, the investment manager of the Purchasers (“VCM”), a non-refundable payment in an amount equal to one and one-half percent (1.50%) of the aggregate principal amount of the Notes, plus reasonable expenses (including legal fees and expenses) incurred in connection with the entering into of this Agreement and the Related Agreements, plus expenses incurred in connection with each of VCM and/or Purchasers’ due diligence review of the Company and its Subsidiaries and all other related matters; (ii) to the Purchasers, a non-refundable payment in an amount equal to one percent (1.00%) of the aggregate principal amount of the Notes; and (iii) to the Purchasers, an advance prepayment discount deposit equal to one percent (1.00%) of the aggregate principal amount of the Notes.  Each of the foregoing payments in clauses (i) and (ii) shall be deemed fully earned on the Closing Date and shall not be subject to rebate or proration for any reason.

(b)           The payments and the expenses referred to in the preceding clause (b) (net of deposits previously paid by the Company) shall be paid at closing out of funds held pursuant to the Escrow Agreement (as defined below) and a disbursement letter (the “Disbursement Letter”).

3.           Closing, Delivery and Payment

3.1           Closing  Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the “Closing”), shall take place on the date hereof, at such time or place as the Company and the Agent may mutually agree (such date is hereinafter referred to as the “Closing Date”).

3.2           Delivery.  Pursuant to the Escrow Agreement, at the Closing on the Closing Date, the Company will deliver to each Purchaser, among other things, the applicable Note and such Purchaser will deliver to the Company, among other things, the amounts set forth opposite its name in the Disbursement Letter by certified funds or wire transfer. The Company hereby acknowledges and agrees that each Purchaser’s obligation to purchase the applicable Note from the Company on the Closing Date shall be contingent upon the satisfaction (or waiver by the Agent in its sole discretion) of the items and matters set forth in the closing checklist provided by the Agent to the Company on or prior to the Closing Date.

4.           Representations and Warranties of the Company  The Company hereby represents and warrants to each Creditor Party as follows:

4.1           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company, and each of its Subsidiaries has the corporate, limited liability company or partnership, as the case may be, power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, to (1) execute and deliver (i) this Agreement; (ii) the Notes to be issued in connection with this Agreement; (iii) the Master Security Agreement dated as of the date hereof among the Company, Gulf Coast Oil Corporation (“Gulf Coast”) and Century Resources, Inc. (“CRI”) (as amended, restated, modified and/or supplemented from time to time, the “Master Security Agreement”); (iv) the Guaranty dated as of the date hereof made by Gulf Coast (as amended, restated, modified and/or supplemented from time to time, the “Subsidiary Guaranty”); (v) the Stock Pledge Agreement dated as of the date hereof between the Company and the Agent (as amended, restated, modified and/or supplemented from time to time, the “Stock Pledge Agreement”); (vi) the Net Profits Interest Agreement and the Conveyance of Net Profits Overriding Royalty Interest related thereto, each dated as of the date hereof and each made by the Company and CRI in favor of the Purchasers (as each is amended, restated, modified and/or supplemented from time to time, collectively, the “Net Profits Interest Agreements”); (vii) the Restricted Account Agreement with North Fork Bank and the Letter Agreement regarding Restricted Account Agreement Mechanics dated as of the date hereof between the Company and the Agent (as each is amended, restated, modified and/or supplemented from time to time, collectively, the “Restricted Account Agreement”); (viii) the Ratification and Amendment of Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of the date hereof made by the Company and CRI in favor of the Agent for the benefit of the Purchasers (as amended, restated, modified and/or supplemented from time to time, the “Mortgage Amendment”); (ix) the Ratification and Amendment of Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of the date hereof made by Gulf Coast in favor of the Agent for the benefit of the Purchasers (as amended, restated, modified and/or supplemented from time to time, the “Subsidiary Mortgage Amendment”); (x) the Funds Escrow Agreement dated as of the date hereof among the Company, the Purchasers and the escrow agent referred to therein, substantially in the form of Exhibit C hereto (as amended, restated, modified and/or supplemented from time to time, the “Escrow Agreement”); and (xi) all other documents, instruments and agreements entered into in connection with the transactions contemplated hereby and thereby (the preceding clauses (ii) through (xi), collectively, the “Related Agreements”); (2) issue and sell the Notes; and (3) carry out the provisions of this Agreement and the Related Agreements and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation, partnership or limited liability company, as the case may be, in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company and its Subsidiaries, taken individually and as a whole (a “Material Adverse Effect”).

4.2           Subsidiaries  Each direct and indirect Subsidiary of the Company, the direct owner of such Subsidiary and its percentage ownership thereof, is set forth on Schedule 4.2.  For the purpose of this Agreement, a “Subsidiary” of any person or entity means (i) a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other persons or entities performing similar functions for such person or entity, are owned, directly or indirectly, by such person or entity or (ii) a corporation or other entity in which such person or entity owns, directly or indirectly, more than 50% of the equity interests at such time.

4.3           Capitalization; Voting Rights

(a)           The authorized capital stock of the Company, as of the date hereof consists of 220,000,000 shares, of which 200,000,000 are shares of Common Stock, par value $0.001 per share, 56,010,612 shares of which are issued and outstanding as of the date hereof, and 20,000,000 are shares of preferred stock, par value $0.001 per share.  The Company has 5,000 shares of Series A convertible preferred stock designated and 0 shares of Series A convertible preferred stock issued and outstanding as of the date hereof, which can vote in the aggregate an amount equal to 1,500,000 shares of the Company’s Common Stock, and 2,000,000 shares of Series B convertible preferred stock designated and 0 shares of Series B convertible preferred stock issued and outstanding.  The authorized, issued and outstanding capital stock of each Subsidiary of the Company is set forth on Schedule 4.3.

(b)           Except as disclosed on Schedule 4.3, other than:  (i) the shares reserved for issuance under the Company’s stock option plans; and (ii) the warrants issued in favor of Laurus Master Fund, Ltd. (“Laurus”), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(c)           All issued and outstanding shares of the Company’s common stock:  (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d)           The rights, preferences, privileges and restrictions of the shares of the Company’s common stock are as stated in the Company’s Articles of Incorporation (the “Charter”).

4.4           Authorization; Binding Obligations  All corporate, partnership or limited liability company, as the case may be, action on the part of the Company and each of its Subsidiaries (including their respective officers and directors) necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company and its Subsidiaries hereunder and under the other Related Agreements at the Closing and the authorization, sale, issuance and delivery of the Notes has been taken or will be taken prior to the Closing.  This Agreement and the Related Agreements, when executed and delivered by the Company and each of its Subsidiaries party thereto, will be valid and binding obligations of each such person or entity, enforceable against each such person or entity in accordance with their terms, except:

(a)           as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b)           general principles of equity that restrict the availability of equitable or legal remedies.

The sale of the Notes are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

4.5           Liabilities; Solvency.

(a)           Neither the Company nor any of its Subsidiaries has any liabilities, except current liabilities incurred in the ordinary course of business.

(b)           Both before and after giving effect to (a) the transactions contemplated hereby that are to be consummated on the Closing Date, (b) the disbursement of the proceeds of, or the assumption of the liability in respect of, the Notes pursuant to the instructions or agreement of the Company and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Company is and will be Solvent.  For purposes of this Section 4.5(b), “Solvent” means, with respect to any Person (as hereinafter defined) on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.6           Agreements; Action.  Except as set forth on Schedule 4.6:

(a)           there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its Subsidiaries is a party or by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of $50,000 (other than obligations of, or payments to, the Company or any of its Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of the Company’s or any of its Subsidiaries products or services; or (iv) indemnification by the Company or any of its Subsidiaries with respect to infringements of proprietary rights.

(b)           since December 31, 2006 (the “Balance Sheet Date”), neither the Company nor any of its Subsidiaries has:  (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate; (iii) made any loans or advances to any person or entity not in excess, individually or in the aggregate, of $100,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c)           for the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company or any Subsidiary of the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(d)           the Company makes and keeps books, records, and accounts, that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets.  The Company maintains internal control over financial reporting (“Financial Reporting Controls”) designed by, or under the supervision of, the Company’s principal executive and principal financial officers, and effected by the Company’s board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”), including that:

(i)           transactions are executed in accordance with management’s general or specific authorization;

(ii)           unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements are prevented or timely detected;

(iii)           transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s receipts and expenditures are being made only in accordance with authorizations of the Company’s management and board of directors;

(iv)           transactions are recorded as necessary to maintain accountability for assets; and

(v)           the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

4.7           Obligations to Related Parties.  Except as set forth on Schedule 4.7, there are no obligations of the Company or any of its Subsidiaries to officers, directors, stockholders or employees of the Company or any of its Subsidiaries other than:

(a)           for payment of salary for services rendered and for bonus payments;

(b)           reimbursement for reasonable expenses incurred on behalf of the Company and its Subsidiaries;

(c)           for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company and each Subsidiary of the Company, as applicable); and

(d)           obligations listed in the Company’s and each of its Subsidiary’s financial statements.

Except as described above or set forth on Schedule 4.7, none of the officers, directors or, to the best of the Company’s knowledge, key employees or stockholders of the Company or any of its Subsidiaries or any members of their immediate families, are indebted to the Company or any of its Subsidiaries, individually or in the aggregate, in excess of $50,000 or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with the Company or any of its Subsidiaries.  Except as described above, no officer, director, stockholder or employee of the Company or any of its Subsidiaries, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between the Company or any of its Subsidiaries and any such person.  Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person or entity.

4.8           Changes  Since the Balance Sheet Date, except as disclosed in any Schedule to this Agreement or to any of the Related Agreements, there has not been:

(a)           any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company or any of its Subsidiaries, which individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           any resignation or termination of any officer, key employee or group of employees of the Company or any of its Subsidiaries;

(c)           any material change, except in the ordinary course of business, in the contingent obligations of the Company or any of its Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)           any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)           any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(f)           any direct or indirect loans made by the Company or any of its Subsidiaries to any stockholder, employee, officer or director of the Company or any of its Subsidiaries, other than advances made in the ordinary course of business;

(g)           any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or any of its Subsidiaries;

(h)           any declaration or payment of any dividend or other distribution of the assets of the Company or any of its Subsidiaries;

(i)           any labor organization activity related to the Company or any of its Subsidiaries;

(j)           any debt, obligation or liability incurred, assumed or guaranteed by the Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k)           any sale, assignment, transfer, abandonment or other disposition of any patents, trademarks, copyrights, trade secrets or other intangible assets owned by the Company or any of its Subsidiaries;

(l)           any change in any material agreement to which the Company or any of its Subsidiaries is a party or by which either the Company or any of its Subsidiaries is bound which either individually or in the aggregate has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(m)           any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(n)           any arrangement or commitment by the Company or any of its Subsidiaries to do any of the acts described in subsection (a) through (m) above.

4.9           Title to Properties and Assets; Liens, Etc  Except as set forth on Schedule 4.9, the Company and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge (each for the foregoing, a “Lien”) , other than the following (each a “Permitted Encumbrance”):

(a)           those in favor of the Agent, for the ratable benefit of the Creditor Parties;

(b)           those in favor of Laurus, its assignees and/or any of its or their collateral agents;

(c)           those resulting from taxes which have not yet become delinquent;

(d)           minor Liens which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or any of its Subsidiaries, so long as in each such case, such Liens have no effect on the Lien priority of the Agent, for the ratable benefit of the Creditor Parties, in such property; and

(e)           those that have otherwise arisen in the ordinary course of business, so long as they have no effect on the Lien priority of the Purchaser therein.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.  Except as set forth on Schedule 4.9, the Company and its Subsidiaries are in compliance with all material terms of each lease to which it is a party or is otherwise bound.

4.10           Intellectual Property

(a)           The Company and each of its Subsidiaries owns or possesses sufficient legal rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and, to the Company’s knowledge, as presently proposed to be conducted (the “Intellectual Property”).  There are no settlements or consents, covenants not to sue, non-assertion assurances, or releases to which the Company or any of its Subsidiaries is bound which adversely affects its rights to own or use any Intellectual Property.

(b)           To the Company’s knowledge, the conduct of the Company’s and each of its Subsidiaries’ business as now conducted, and as presently proposed to be conducted, does not (and will not) result in any infringement or other violation of the rights of others.

(c)           Schedule 4.10 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all registrations and applications for Intellectual Property owned by the Company and each of its Subsidiaries filed or issued by any Intellectual Property registry and (ii) all Intellectual Property licenses which are either material to the business of the Company or relate to any material portion of the Company’s or any of its Subsidiaries’ inventory, including licenses for standard software having a replacement value of more than $50,000.  None of such Intellectual Property licenses are reasonably likely to be construed as an assignment of the licensed Intellectual Property to the Company or any of its Subsidiaries.

(d)           There are no claims pending or, to the best of the Company’s knowledge, threatened and neither the Company nor any of its Subsidiaries has received any other communications, alleging that, the Company or any of its Subsidiaries has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of any other person or entity, nor is the Company or any of its Subsidiaries aware of any basis therefor.

(e)           The Company is not aware of any infringement diluted, misappropriated, or other violation of its Intellectual Property by any other person or entity.

(f)           Neither the Company nor any of its Subsidiaries utilizes any inventions, trade secrets or other Intellectual Property of any of its employees, officers, or contractors) except for inventions, trade secrets or other Intellectual Property that is owned by the Company or any Subsidiary as a matter of law or have been rightfully assigned to the Company or any of its Subsidiaries.

4.11           Compliance with Other Instruments  Neither the Company nor any of its Subsidiaries is in violation or default of (x) any term of its Charter or bylaws or (y) any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The execution, delivery and performance of and compliance with this Agreement and the Related Agreements to which it is a party, and the issuance and sale of the Notes by the Company pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

4.12           Litigation  Except as set forth on Schedule 4.12 hereto, there is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any of its Subsidiaries that prevents the Company or any of its Subsidiaries from entering into this Agreement or the other Related Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company or any of its Subsidiaries, nor is the Company aware that there is any basis to assert any of the foregoing.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

4.13           Tax Returns and Payments  The Company and each of its Subsidiaries has timely filed all tax returns (federal, state and local) required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by the Company or any of its Subsidiaries on or before the Closing, have been paid or will be paid prior to the time they become delinquent.  Except as set forth on Schedule 4.13, neither the Company nor any of its Subsidiaries has been advised:

(a)           that any of its returns, federal, state or other, have been or are being audited as of the date hereof; or

(b)           of any adjustment, deficiency, assessment or court decision in respect of its federal, state or other taxes.

The Company has no knowledge of any liability for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

4.14           Employees.  Except as set forth on Schedule 4.14, neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company or any of its Subsidiaries.  Except as disclosed on Schedule 4.14, neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.  To the Company’s knowledge, no employee of the Company or any of its Subsidiaries, nor any consultant with whom the Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or any of its Subsidiaries because of the nature of the business to be conducted by the Company or any of its Subsidiaries; and to the Company’s knowledge the continued employment by the Company and its Subsidiaries of their present employees, and the performance of the Company’s and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation.  Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would interfere with their duties to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred.  Except for employees who have a current effective employment agreement with the Company or any of its Subsidiaries, no employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.14, the Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

4.15           Voting Rights.  Except as set forth on Schedule 4.15, to the Company’s knowledge, no stockholder of the Company or any of its Subsidiaries has entered into any agreement with respect to the voting of equity securities of the Company or any of its Subsidiaries.

4.16           Compliance with Laws; Permits.  Neither the Company nor any of its Subsidiaries is in violation of any provision of the Sarbanes-Oxley Act of 2002, as amended, or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Related Agreement and the issuance of any of the Notes, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.  The Company and its Subsidiaries, or to the extent applicable, the operator(s), have all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17           Environmental and Safety Laws.  There are no pending actions, suits or proceedings by or before any arbitrator or Governmental Authority pending, or to the knowledge of Company threatened against the Company or any of its Subsidiaries under Environmental Law.  The Company and its Subsidiaries (i) are and have been in full compliance with Environmental Law and have no knowledge or any material expenditure that will be required to maintain such compliance in the future; (ii) have not received any notice or claim alleging that they are not in full compliance with or otherwise have liability under Environmental Law; and (iii) have no knowledge of any facts or circumstances that could reasonably be expected to form the basis of any such claim.  No Hazardous Materials are present or are used or have been used, stored, or released by the Company or its Subsidiaries, or to their knowledge by any other Person, at any property currently or formerly owned, leased or operated by the Company or its Subsidiaries or disposed of at any other location by the Company or its Subsidiaries except (i) in compliance with Environmental Law; and (2) in quantities and under circumstances that would not require investigation or remediation by the Company or their its Subsidiaries.  The Company and its Subsidiaries have not assumed by contract or by operation of law the liabilities arising under Environmental Law of any other Person.  The Company and its Subsidiaries have provided to the Agent all material reports, audits and assessments in their possession or control regarding the environmental condition of any property currently or formerly owned or operated by the Company or any of its Subsidiaries.  “Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to pollution or the environment , preservation or reclamation of natural resources, the management, generation, use, handling, treatment, transportation, storage, disposal or release or threatened release of or exposure to Hazardous Materials, or occupational health and safety.  “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.  “Hazardous Materials” means materials, wastes or pollutants listed or defined as “hazardous substances”, “hazardous wastes” ,”toxic substances” or by words of similar import or any other substance or waste otherwise regulated by applicable Environmental Law, including nuclear materials and radioactive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and toxic mold.  “Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

4.18           Valid Offering  Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Notes will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

4.19           Full Disclosure.  The Company and each of its Subsidiaries has provided the Purchasers with all information requested by the Purchasers in connection with the Purchasers’ decision to purchase the Notes, including all information the Company and its Subsidiaries believe is reasonably necessary to make such investment decision.  Neither this Agreement, the Related Agreements, the exhibits and schedules hereto and thereto nor any other document including, without limitation, the responses contained in any questionnaire provided to the Company by the Agent, delivered by the Company or any of its Subsidiaries to Purchasers or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.  Any financial projections and other estimates provided to the Purchasers by the Company or any of its Subsidiaries were based on the Company’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which the Company or any of its Subsidiaries, at the date of the issuance of such projections or estimates, believed to be reasonable.

4.20           Insurance.  The Company and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which the Company and each of its Subsidiaries believe are customary for companies similarly situated to the Company and its Subsidiaries in the same or similar business.

4.21           Patriot Act.  The Company certifies that, to the best of Company’s knowledge, neither the Company nor any of its Subsidiaries has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Company hereby acknowledges that each of the Creditor Parties seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Company hereby represents, warrants and covenants that:  (i) none of the cash or property that the Company or any of its Subsidiaries will pay or will contribute to any Creditor Party has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company or any of its Subsidiaries to any Creditor Party, to the extent that they are within the Company’s and/or its Subsidiaries’ control, shall cause any Creditor Party to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986, as amended, or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Company shall promptly notify the Agent if any of these representations, warranties or covenants ceases to be true and accurate regarding the Company or any of its Subsidiaries.  The Company shall provide any Creditor Party all additional information regarding the Company or any of its Subsidiaries that such Creditor Party deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities.  The Company understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties or covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, the Creditor Parties may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of any Purchaser’s investment in the Company.  The Company further understands that the Creditor Parties may release confidential information about the Company and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if such Creditor Party, in its sole discretion, determines that it is in the best interests of such Creditor Party in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

4.22           ERISA.  Based upon the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder:  (i) neither the Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”)); (ii) each of the Company and its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) neither the Company nor any of its Subsidiaries has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than the Company’s or such Subsidiary’s employees; and (v) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

4.23           Oil and Gas Properties; Titles, Etc  The Company has good and defensible title to the working interests and net revenue interests in its oil and gas leases, oil and gas fee properties, and related properties (the “Oil and Gas Properties”) evaluated in the most recent reserve report delivered to the Agent free and clear of all liens except liens permitted by Section 4.9.  The Company owns the net interests in production attributable to the Oil and Gas Properties as reflected in such reserve report, and the ownership of such Oil and Gas Properties shall not obligate the Company to bear the costs and expenses relating to the maintenance, development and operations of any Oil and Gas Property in an amount in excess of the working interests of the Oil and Gas Properties set forth in such reserve report that is not offset by a corresponding proportionate increase in the Company’s net revenue interest in the Oil and Gas Properties.

4.24           Maintenance of Oil and Gas Properties  The Oil and Gas Properties of the Company have been maintained, operated and developed in a good and workmanlike manner and in conformity in all material respects with all governmental requirements and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of the Oil and Gas Properties and other contracts and agreements forming a part of the Oil and Gas Properties of the Company.  Specifically in connection with the foregoing, (i) no Oil and Gas Property of the Company is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties of the Company is deviated from the vertical more than the maximum permitted by governmental requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties of Company.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Company that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations and with respect to such of the foregoing which are operated by the Company, in a manner consistent with the Company’s past practices.

4.25           Gas Imbalances; Prepayments.  On a net basis there are no gas imbalances, take-or-pay or other prepayments which would require the Company to deliver hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

4.26           Marketing of Production  The Company is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and is not having deliveries curtailed substantially below the subject Oil and Gas Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days notice or less without penalty or detriment for the sale of production from the Company’s hydrocarbons (including, without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or  expiry date of longer than six (6) months from the date hereof.

4.27           Swap Agreements  The Company is not party to any Swap Agreement.  For the purposes hereof, “Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

5.           Representations and Warranties of each Purchaser.  Each Purchaser hereby represents and warrants, severally and not jointly, to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

5.1           Requisite Power and Authority  Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions.  All corporate action on such Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing.  Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of such Purchaser, enforceable in accordance with their terms, except:

(a)           as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b)           as limited by general principles of equity that restrict the availability of equitable and legal remedies.

5.2           Investment Representations.  Such Purchaser understands that the Notes are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement, including, without limitation, that such Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act.  Such Purchaser confirms that it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the applicable Note to be purchased by it under this Agreement.  Such Purchaser further confirms that it has had an opportunity to ask questions and receive answers from the Company regarding the Company’s and its Subsidiaries’ business, management and financial affairs and the terms and conditions of the Offering and the Notes and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or to which such Purchaser had access.

5.3           The Purchaser Bears Economic Risk  Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

5.4           Acquisition for Own Account.  Such Purchaser is acquiring the applicable Note for such Purchaser’s own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

5.5           The Purchaser Can Protect Its Interest.  Such Purchaser represents that by reason of its, or of its management’s, business and financial experience, such Purchaser has the capacity to evaluate the merits and risks of its investment in the applicable Note and to protect its own interests in connection with the transactions contemplated in this Agreement and the Related Agreements.  Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement or the Related Agreements.

5.6           Accredited Investor.  Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

5.7           Legend.  The applicable Note shall bear substantially the following legend:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION.”

6.           Covenants of the Company.  The Company covenants and agrees with each Creditor Party as follows:

6.1           Reporting Requirements.  The Company will deliver, or cause to be delivered, to the Agent each of the following, which shall be in form and detail acceptable to the Agent:

(a)           As soon as available, and in any event within one hundred five (105) days after the end of each fiscal year of the Company, the Company’s and each of its Subsidiaries’ audited financial statements with a report of independent certified public accountants of recognized standing selected by the Company and acceptable to the Agent (the “Accountants”), which annual financial statements shall be without qualification and shall include the Company’s and each of its Subsidiaries’ balance sheet as at the end of such fiscal year and the related statements of the Company’s and each of its Subsidiaries’ income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include the Company, each Subsidiary of the Company, all in reasonable detail and prepared in accordance with GAAP, together with (i) if and when available, copies of any management letters prepared by the Accountants; and (ii) a certificate of the Company’s President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Event of Default  (as defined in each Note) and, if so, stating in reasonable detail the facts with respect thereto;

(b)           As soon as available and in any event within fifty (50) days after the end of each fiscal quarter of the Company, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of the Company and each of its Subsidiaries as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidating and consolidated basis to include the Company and each Subsidiary of the Company, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of the Company’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Event of Default (as defined in each Note) not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

(c)           As soon as available and in any event within twenty (20) days after the end of each calendar month, an unaudited/internal balance sheet of the Company and each of its Subsidiaries, as at the end of such month, prepared, on a consolidating and consolidated basis to include the Company and each of its Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments; and

(d)           The Company shall deliver, or cause the applicable Subsidiary of the Company to deliver, such other information as any Creditor Party shall reasonably request.

6.2           Use of Funds.  The Company shall use the proceeds of the sale of the Notes solely for general working capital purposes.

6.3           Access to Facilities.  The Company and each of its Subsidiaries will permit any representatives designated by the Agent (or any successor of the Agent), upon reasonable notice and during normal business hours, at such person’s expense and accompanied by a representative of the Company or any Subsidiary (provided that no such prior notice shall be required to be given and no such representative of the Company or any Subsidiary shall be required to accompany the Agent in the event the Agent believes such access is necessary to preserve or protect the Collateral (as defined in the Master Security Agreement) or following the occurrence and during the continuance of an Event of Default (as defined in each Note)), to:

(a)           visit and inspect any of the properties of the Company or any of its Subsidiaries;

(b)           examine the corporate and financial records of the Company or any of its Subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and

(c)           discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with the directors, officers and independent accountants of the Company or any of its Subsidiaries.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries will provide any material, non-public information to any Creditor Party unless such Creditor Party signs a confidentiality agreement and otherwise complies with Regulation FD, under the federal securities laws.

6.4           Taxes.

(a)           The Company and each of its Subsidiaries will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and its Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid currently if (i) the validity thereof shall currently and diligently be contested in good faith by appropriate proceedings, (ii) such tax, assessment, charge or levy shall have no effect on the lien priority of the Agent in any property of the Company or any of its Subsidiaries and (iii) if the Company and/or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP; and provided, further, that the Company and its Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(b)           All payments made by the Company under this Agreement or any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes (as defined below) now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, other than Excluded Taxes (as defined below).  If any Non-Excluded Taxes (as defined below) or Other Taxes (as defined below) are required to be withheld from any amounts payable to any Creditor Party under this Agreement or any Note, the amounts so payable to such Creditor Party shall be increased to the extent necessary to yield to such Creditor Party (after payment of all Non-Excluded Taxes and Other Taxes, including those imposed on payments made pursuant to this paragraph (b) of this Section 6.4 or any such other amounts payable in this Agreement or any Note at the rates or in the amounts specified herein or therein), an amount equal to the sum it would have received had no such withholding or deductions been made provided, however, that no Company shall be required to increase any such amounts payable to any Creditor Party with respect to any Non-Excluded Taxes that are directly attributable to such Creditor Party’s failure to comply with the requirements of paragraph (e) of this Section 6.4.

(c)           In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof (or such other evidence reasonably satisfactory to the Agent).  If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Creditor Parties for any incremental taxes, interest or penalties that may become payable by any Creditor Party as a result of any such failure.

(e)           Each Purchaser (or its assignee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Purchaser”) shall deliver to the Company and the Agent two completed originals of an appropriate U.S. Internal Revenue Service Form W-8, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Purchaser.  Such forms shall be delivered by each Non-U.S. Purchaser on or before the date it becomes a party to this Agreement.  In addition, each Non-U.S. Purchaser shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Purchaser.  Each Non-U.S. Purchaser shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph (e), a Non-U.S. Purchaser shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Purchaser is not legally able to deliver.

(f)           The agreements in the preceding paragraphs (b), (c), (d), (e) and this paragraph (f) shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder or thereunder or under any other Related Agreement.

As used in this Section 6.4, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Excluded Taxes” means, with respect to any Creditor Party, taxes imposed on or measured by its overall net income and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the laws of which such Creditor Party is incorporated or organized or by the jurisdiction (or any political subdivision thereof) in which the principal place of management or applicable lending office of such Creditor Party is located.

“Non-Excluded Taxes” means all Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Related Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto.

6.5           Insurance.  (i)  The Company shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral (as defined in each of the Master Security Agreement and each other security agreement entered into by the Company and/or any of its Subsidiaries for the benefit of the Creditor Parties) and the Company and each of its Subsidiaries will, jointly and severally, bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Agent, for the ratable benefit of the Creditor Parties, as security for the Obligations (as defined in the Master Security Agreement).  Furthermore, the Company will insure or cause the Collateral to be insured in the Agent’s name as an additional insured and lender loss payee, with an appropriate loss payable endorsement in form and substance satisfactory to the Agent, against loss or damage by fire, flood, sprinkler leakage, theft, burglary, pilferage, loss in transit and other risks customarily insured against by companies in similar business similarly situated as the Company and its Subsidiaries including but not limited to workers compensation, public and product liability and business interruption, and such other hazards as the Agent shall specify in amounts and under insurance policies and bonds by insurers acceptable to the Agent and all premiums thereon shall be paid by the Company and the policies delivered to the Agent.  If the Company or any of its Subsidiaries fails to obtain the insurance and in such amounts of coverage as otherwise required pursuant to this Section 6.5, the Agent may procure such insurance and the cost thereof shall be promptly reimbursed by the Company and shall constitute Obligations.

(ii)           The Company’s insurance coverage shall not be impaired or invalidated by any act or neglect of the Company or any of its Subsidiaries and the insurer will provide the Agent with no less than thirty (30) days notice prior of cancellation;

(iii)           The Agent, in connection with its status as a lender loss payee, will be assigned at all times to a first lien position until such time as all the Obligations have been indefeasibly satisfied in full.

6.6           Intellectual Property.

(a)           The Company and each of its Subsidiaries shall maintain in full force and effect its existence, rights and franchises and all licenses and other rights to own or use Intellectual Property including registrations and applications therefore, that are necessary to the conduct of its business, as now conducted or as presently proposed to be conducted, and shall not do any act or omit to do any act whereby any of such Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable, or the Lien therein in favor of the Agent, for the ratable benefit of the Creditor Parties, would be adversely affected,

(b)           The Company shall report to the Agent (i) the filing by the Company or any of its Subsidiaries of any application to register a Copyright no later than ten (10) days after such filing occurs (ii) the filing of any application to register any other Intellectual Property with any other Intellectual Property registry, and the issuance thereof, no later than thirty (30) days after such filing or issuance occurs and, in each case, shall, simultaneously with such report, deliver to the Agent fully-executed documents required to acknowledge, confirm, register, record or perfect the Lien in such Intellectual Property.  In addition, the Company and its Subsidiaries hereby authorize the Agent to modify this Agreement by amending Schedule 4.10 to include any registrations or applications for Intellectual Property inadvertently omitted from such Schedule or filed, registered, acquired by the Company or any of its Subsidiaries after the date hereof and agree to cooperate with the Agent in effecting any such amendment to include any new item of Intellectual Property included in the Collateral.

(c)           The Company shall, and shall cause each of its Subsidiaries to, promptly upon the reasonable request of the Agent, execute and deliver to the Agent any document or instrument required to acknowledge, confirm, register, record, or perfect the Lien of the Agent in any part of the Intellectual Property owned by the Company and its Subsidiaries.

(d)           The Company shall, and shall cause of each of its Subsidiaries to, not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to Intellectual Property, except for the Permitted Encumbrances.

6.7           Properties.  The Company and each of its Subsidiaries will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and each of the Company and its Subsidiaries will at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.8           Confidentiality.  The Company will not, and will not permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of any Creditor Party, unless expressly agreed to by such Creditor Party or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.  Notwithstanding the foregoing, (i) the Company may disclose any Creditor Party’s identity and the terms of this Agreement and the Related Agreements to its current and prospective debt and equity financing sources, and (ii) the Company (and each employee, representative, or other agent of the Company) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement and the Related Agreements and the agreements referred to therein; provided, however, that the Company (and no employee, representative or other agent of the Company) disclose pursuant to this clause (ii) any other information that is not relevant to understanding the tax treatment or tax structure of such transactions (including the identity of any party or any information that could lead another to determine the identity of any party); and, provided, further, that the Company will not, and will not permit any of its Subsidiaries to, disclose any information to the extent that such disclosure could reasonably be expected to result in a violation of any U.S. federal or state securities law or similar law of another jurisdiction.  Each Creditor Party shall be permitted to discuss, distribute or otherwise transfer any non-public information of the Company and its Subsidiaries in such Creditor Party’s possession now or in the future to potential or actual (i) direct or indirect investors in such Creditor Party and (ii) third party assignees or transferees of all or a portion of the obligations of the Company and/or any of its Subsidiaries hereunder and under the Related Agreements.

6.9           Required Approvals.  (I) Except as set forth on Schedule 6.9, the Company, without the prior written consent of the Agent, shall not, and shall not permit any of its Subsidiaries to:

(a)           (i) directly or indirectly declare or pay any dividends, other than dividends paid to the Company or any of its wholly-owned Subsidiaries, (ii) issue any preferred stock that is mandatorily redeemable prior to the one year anniversary of the Maturity Date (as defined in each Note) or (iii) redeem any of its preferred stock or other equity interests;

(b)           liquidate, dissolve or effect a material reorganization (it being understood that in no event shall the Company or any of its Subsidiaries dissolve, liquidate or merge with any other person or entity (unless, in the case of such a merger, the Company or, in the case of merger not involving the Company, such Subsidiary, as applicable, is the surviving entity);

(c)           become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s or any of its Subsidiaries, right to perform the provisions of this Agreement, any Related Agreement or any of the agreements contemplated hereby or thereby;

(d)           materially alter or change the scope of the business of the Company and its Subsidiaries taken as a whole; or

(e)           (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt and debt incurred to finance the purchase of equipment (not in excess of five percent (5%) of the fair market value of the Company’s and its Subsidiaries’ assets)) whether secured or unsecured other than (x) the Company’s obligations owed to each Purchaser, (y) indebtedness set forth on Schedule 6.9(e) attached hereto and made a part hereof and any refinancings or replacements thereof on terms no less favorable to the Purchasers than the indebtedness being refinanced or replaced, and (z) any indebtedness incurred in connection with the purchase of assets (other than equipment) in the ordinary course of business, or any refinancings or replacements thereof on terms no less favorable to the Purchasers than the indebtedness being refinanced or replaced, so long as any lien relating thereto shall only encumber the fixed assets so purchased and no other assets of the Company or any of its Subsidiaries; (ii) cancel any indebtedness owing to it in excess of $50,000 in the aggregate during any twelve (12) month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other person or entity, except the endorsement of negotiable instruments by the Company or any Subsidiary thereof for deposit or collection or similar transactions in the ordinary course of business or guarantees of indebtedness otherwise permitted to be outstanding pursuant to this clause (e); (iv) make any payment or distribution in respect of any subordinated indebtedness of the Company or its Subsidiaries in violation of any subordination or other agreement made in favor of any Creditor Party; and (v) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking fund or analogous fund) or repurchase of any indebtedness for borrowed money other than indebtedness pursuant to this Agreement; and

(II)  The Company, without the prior written consent of the Agent, shall not, and shall not permit any of its Subsidiaries to, create or acquire any Subsidiary after the date hereof unless (i) such Subsidiary is a wholly-owned Subsidiary of the Company and (ii) such Subsidiary becomes a party to (A) the Master Security Agreement, (either by executing a counterpart thereof or an assumption or joinder agreement in respect thereof); (B) a Subsidiary Guaranty in favor of the Purchasers in form and substance satisfactory to the Agent and (C) to the extent required by the Agent, satisfies each condition of this Agreement and the Related Agreements as if such Subsidiary were a Subsidiary on the Closing Date.

6.10           Opinion.  On the Closing Date, the Company will deliver to the Creditor Parties substantially in the form of Exhibit B hereto an opinion acceptable to the Agent from the Company’s external legal counsel.

6.11           Margin Stock  The Company will not permit any of the proceeds of the Notes to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

6.12           FIRPTA  Neither the Company, nor any of its Subsidiaries, is a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder and neither the Company nor any of its Subsidiaries shall at any time take any action or otherwise acquire any interest in any asset or property to the extent the effect of which shall cause the Company and/or such Subsidiary, as the case may be, to be a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.

6.13           Financing Right of First Refusal

(a)           The Company hereby grants to the Purchasers a right of first refusal to provide any Additional Financing (as defined below) to be issued by the Company and/or any of its Subsidiaries, subject to the following terms and conditions.  From and after the date hereof, prior to the incurrence of any additional indebtedness and/or the sale or issuance of any equity interests of the Company or any of its Subsidiaries (an “Additional Financing”), the Company and/or any Subsidiary of the Company, as the case may be, shall notify the Agent of its intention to enter into such Additional Financing.  In connection therewith, the Company and/or the applicable Subsidiary thereof shall submit a fully executed term sheet (a “Proposed Term Sheet”) to the Agent setting forth the terms, conditions and pricing of any such Additional Financing (such financing to be negotiated on “arm’s length” terms and the terms thereof to be negotiated in good faith) proposed to be entered into by the Company and/or such Subsidiary.  The Agent shall have the right, but not the obligation, to deliver its own proposed term sheet (the “Purchaser Term Sheet”) setting forth the terms and conditions upon which the Purchasers would be willing to provide such Additional Financing to the Company and/or such Subsidiary.  The Purchaser Term Sheet shall contain terms no less favorable to the Company and/or such Subsidiary than those outlined in Proposed Term Sheet as determined in the sole discretion of the Company and/or such Subsidiary.  The Agent shall deliver such Purchaser Term Sheet within ten (10) business days of receipt of each such Proposed Term Sheet.  If the provisions of the Purchaser Term Sheet are at least as favorable to the Company and/or such Subsidiary, as the case may be, as the provisions of the Proposed Term Sheet, the Company and/or such Subsidiary shall enter into and consummate the Additional Financing transaction outlined in the Purchaser Term Sheet.

(b)           The Company will not, and will not permit its Subsidiaries to, agree, directly or indirectly, to any restriction with any person or entity which limits the ability of the Purchaser(s) to consummate an Additional Financing with the Company or any of its Subsidiaries.

6.14           Board Observation Rights.  Until such time as all Obligations (as defined in the Master Security Agreement) have been paid in full, the Purchasers will be entitled to the following board observation rights (“Board Observation Rights”):  the Company shall permit one representative of the Purchasers to attend all meetings of the board of directors of the Company (the “Board of Directors”) in a non-voting observer capacity, which observation right shall include the ability to observe discussions of the Board of Directors, and shall provide such representative with copies of all notices, minutes, written consents, and other materials that it provides to members of the Board of Directors, at the time it provides them to such members. The observation right may be exercised in person or via telephone or videophone participation. Each Purchaser agrees, on behalf of itself and any representative exercising the observation rights set forth herein, that so long as it shall exercise its observation right (i) it shall hold in strict confidence pursuant to a confidentiality and non-disclosure agreement (in form and substance satisfactory to each Purchaser) all information and materials that it may receive or be given access to in connection with meetings of the Board of Directors and to act in a fiduciary manner with respect to all information so provided (provided that this shall not limit its ability to discuss such matters with its officers, directors or legal counsel, as necessary), and (ii) the Board of Directors may withhold from it certain information or material furnished or made available to the Board of Directors or exclude it from certain confidential “closed sessions” of the Board of Directors if the furnishing or availability of such information or material or its presence at such “closed sessions” would jeopardize such Company’s attorney-client privilege or if the Board of Directors otherwise reasonably so requires.  The Board Observation Rights set forth in this Section shall automatically terminate and be of no further force or effect upon the indefeasibly payment in full of all Obligations (as defined in the Master Security Agreement).

6.15           Summaries; Reports.  The Company shall deliver to the Agent, within twenty (20) business days following the end of each month, summaries of the Company’s lease operating expenses and production relating to the Company’s Oil and Gas Properties as and for the immediately preceding month.

6.16           Financial Statements; Other Information.  The Company will furnish to the Agent:

(a)           in the event the Company intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Property, prior written notice of such sale, transfer, assignment or other disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Agent; and

(b)           within sixty (60) days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of sold production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

6.17           Operation and Maintenance of Oil and Gas Properties.  The Company, at its own expense, will:

(a)           operate its Oil and Gas Properties or cause such Oil and Gas Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in material compliance with all governmental requirements, including, without limitation, applicable proration requirements and Environmental Law, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of hydrocarbons and other minerals therefrom;

(b)           promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged in accordance with prudent operator standards, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(c)           promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, subleases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material properties;

(d)           operate its Oil and Gas Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements; and

(e) to the extent the Company is not the operator of any Oil and Gas Property, the Company shall use reasonable efforts to cause the operator to comply with this Section 6.17.

6.18           Reserve Reports.

(a)           On or before April 1st of each year, the Company shall furnish to the Agent a reserve report prepared by one or more petroleum engineers approved by Agent evaluating the Oil and Gas Properties of the Company as of the immediately preceding December 31.  The Company shall furnish to the Agent all supplemental reserve reports promptly after their completion.  All such supplemental reserve reports shall be prepared by or under the supervision of the chief engineer of the Company who shall certify such reserve report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 reserve report.

(b)           With the delivery of each reserve report, the Company shall provide to the Agent a certificate certifying that in all material respects: (i) the information contained in the reserve report and any other information delivered in connection therewith is true and correct, (ii) the Company has good and defensible title to the working interests and net revenue interests in the Oil and Gas Properties evaluated in such reserve report and such Oil and Gas Properties are free of all liens except for liens permitted by Section 4.9, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Properties evaluated in such reserve report which would require the Company to deliver hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Oil and Gas Properties have been sold since the date of the last certificate, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered reserve report, and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such reserve report.

6.19           Marketing Activities.  The Company will not engage in marketing activities for any hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of hydrocarbons scheduled or reasonably estimated to be produced from its proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of hydrocarbons scheduled or reasonably estimated to be produced from proved oil and gas properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Company that the Company has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (b) other contracts for the purchase and/or sale of hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

6.20           Sale of Oil and Gas Properties.  The Company will not sell, assign, farm-out, convey or otherwise transfer any Oil and Gas Property or related equipment except for (a) the sale of hydrocarbons in the ordinary course of business; (b) farm-outs in the ordinary course of business of undeveloped acreage or undrilled depths and assignments in connection with such farm-outs; and (c) the sale or transfer of equipment that is no longer necessary for the business of the Company or is replaced by equipment of at least comparable value and use.

6.21           Gas  Imbalances, Take-or-Pay or Other Prepayments.  The Company will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties that would require the Company to deliver hydrocarbons at some future time without then or thereafter receiving full payment therefor.

7.           Covenants of the Purchasers.  Each Purchaser covenants and agrees with the Company as follows:

7.1           Confidentiality.  No Purchaser will disclose, nor will it include in any public announcement, the name of the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

7.2           Limitation on Acquisition of Common Stock of the Company.  Notwithstanding anything to the contrary contained in this Agreement, any Related Agreement or any document, instrument or agreement entered into in connection with any other transactions entered into by a Purchaser and the Company (and/or Subsidiaries or Affiliates of the Company), such Purchaser (and/or Subsidiaries or Affiliates of such Purchaser) shall not acquire stock in the Company (including, without limitation, pursuant to a contract to purchase, by exercising an option or warrant, by converting any other security or instrument, by acquiring or exercising any other right to acquire, shares of stock or other security convertible into shares of stock in the Company, or otherwise, and such contracts, options, warrants, conversion or other rights shall not be enforceable or exercisable) to the extent such stock acquisition would cause any interest (including any original issue discount) payable by the Company to a Non-U.S. Purchaser not to qualify as “portfolio interest” within the meaning of Section 871(h)(2) or Section 881(c)(2) of the Code, by reason of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, as applicable, taking into account the constructive ownership rules under Section 871(h)(3)(C) of the Code (the “Stock Acquisition Limitation”).  The Stock Acquisition Limitation shall automatically become null and void without any notice to the Company upon the existence of an Event of Default (as defined in the Note).

8.           Covenants of the Company and the Purchasers Regarding Indemnification

8.1           Company Indemnification.  The Company agrees to indemnify, hold harmless, reimburse and defend each Creditor Party, each of such Creditor Party’s officers, directors, agents, affiliates, control persons, and principal shareholders, against all claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon such Creditor Party which result, arise out of or are based upon: (i) any misrepresentation by the Company or any of its Subsidiaries or breach of any warranty by the Company or any of its Subsidiaries in this Agreement, any other Related Agreement or in any exhibits or schedules attached hereto or thereto; or (ii) any breach or default in performance by Company or any of its Subsidiaries of any covenant or undertaking to be performed by Company or any of its Subsidiaries hereunder, under any other Related Agreement or any other agreement entered into by the Company and/or any of its Subsidiaries and such Creditor Party relating hereto or thereto; or (iii) (a) the violation of any Environmental Laws and the regulations promulgated pursuant to such laws, all as amended and relating to or affecting the Company and/or any Subsidiary and the Company’s and/or any Subsidiary’s properties, whether or not caused by or within the control of any Creditor Party and/or (b) the presence, release or threat of release of any Hazardous Materials (including, without limitation, asbestos, polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, infectious substances or raw materials which include hazardous constituents) on, in, under or affecting all or any portion of any property of the Company and/or any Subsidiary or any surrounding areas, regardless of whether or not caused by or within the control of any Creditor Party.

8.2           Purchaser Indemnification.  Each Purchaser agrees to indemnify, hold harmless, reimburse and defend the Company and each of the Company’s officers, directors, agents, affiliates, control persons and principal shareholders, at all times against any claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees) of any nature, incurred by or imposed upon the Company which result, arise out of or are based upon:  (i) any misrepresentation by such Purchaser or breach of any warranty by such Purchaser in this Agreement or in any exhibits or schedules attached hereto or any Related Agreement; or (ii) any breach or default in performance by such Purchaser of any covenant or undertaking to be performed by such Purchaser hereunder, or any other agreement entered into by the Company and such Purchaser relating hereto.

9.           Miscellaneous

9.1           Governing Law, Jurisdiction and Waiver of Jury Trial

(a)           THIS AGREEMENT AND THE OTHER RELATED AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b)           THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND ANY CREDITOR PARTY, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED AGREEMENTS; PROVIDED, THAT EACH CREDITOR PARTY AND THE COMPANY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHERPROVIDED, THAT, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY CREDITOR PARTY FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL (AS DEFINED IN THE MASTER SECURITY AGREEMENT) OR ANY OTHER SECURITY FOR THE OBLIGATIONS (AS DEFINED IN THE MASTER SECURITY AGREEMENT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY CREDITOR PARTY.  THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.  THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 9.8 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c)           THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY CREDITOR PARTY AND/OR THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

9.2           Severability  Wherever possible each provision of this Agreement and the Related Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Related Agreement shall be prohibited by or invalid or illegal under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity or illegality, without invalidating the remainder of such provision or the remaining provisions thereof which shall not in any way be affected or impaired thereby.

9.3           Survival  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Creditor Party and the closing of the transactions contemplated hereby to the extent provided therein.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.  All indemnities set forth herein shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the obligations arising hereunder, under the Notes and under the other Related Agreements.

9.4           Successors.

(a)           Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person or entity which shall be a holder of the Notes from time to time.  Each Purchaser may assign any or all of the Obligations to any Person and, subject to acceptance and recordation thereof by the Agent pursuant to Section 9.4(b) and receipt by the Agent of a copy of the agreement or instrument pursuant to which such assignment is made (each such agreement or instrument, an “Assignment Agreement”), any such assignee shall succeed to all of such Purchaser’s rights with respect thereto; provided that no Purchaser shall be permitted to assign its rights hereunder or under any Related Agreement to a competitor of the Company unless an Event of Default (as defined in each Note) has occurred and is continuing.  Upon such assignment, such Purchaser shall be released from all responsibility for the Collateral (as defined in the Master Security Agreement, the Stock Pledge Agreement and each other security agreement, mortgage, cash collateral deposit letter, pledge and other agreements which are executed by the Company and/or any of its Subsidiaries for the benefit of the Creditor Parties) to the extent same is assigned to any transferee.  Each Purchaser may from time to time sell or otherwise grant participations in any of the Obligations (as defined in the Master Security Agreement) and the holder of any such participation shall, subject to the terms of any agreement between such Purchaser and such holder, be entitled to the same benefits as such Purchaser with respect to any security for the Obligations (as defined in the Master Security Agreement) in which such holder is a participant.  The Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations (as defined in the Master Security Agreement) as fully as though the Company were directly indebted to such holder in the amount of such participation.  The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Agent.  All of the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of each of the undersigned, and shall bind the representatives, successors and permitted assigns of the Company.

(b)           The Agent shall maintain, or cause to be maintained, for this purpose only as agent of the Company, (i) a copy of each Assignment Agreement delivered to it and (ii) a book entry system, within the meaning of U.S. Treasury Regulation Sections 15f.103-1(c) and 1.871-14(c) (the “Register”), in which it will register the name and address of each Purchaser and the name and address of each assignee of each Purchaser under this Agreement, and the principal amount of, and stated interest on, the Notes owing to each such Purchaser and assignee pursuant to the terms hereof and each Assignment Agreement.  The right, title and interest of the Purchasers and their assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register, and no assignment thereof shall be effective until recorded therein.  The Company and each Creditor Party shall treat each Person whose name is recorded in the Register as a Purchaser pursuant to the terms hereof as a Purchaser and owner of an interest in the Obligations hereunder for all purposes of this Agreement, notwithstanding notice to the contrary or any notation of ownership or other writing or any Note.  The Register shall be available for inspection by the Company or any Purchaser, at any reasonable time and from time to time, upon reasonable prior notice.

9.5           Entire Agreement; Maximum Interest.  This Agreement, the Related Agreements, the exhibits and schedules hereto and thereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.  Nothing contained in this Agreement, any Related Agreement or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Purchasers and thus refunded to the Company.

9.6           Amendment and Waiver

(a)           This Agreement may be amended or modified only upon the written consent of the Company and the Agent.

(b)           The obligations of the Company and the rights of the Creditor Parties under this Agreement may be waived only with the written consent of the Agent.

(c)           The obligations of the Creditor Parties and the rights of the Company under this Agreement may be waived only with the written consent of the Company.

9.7           Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Related Agreements, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  All remedies, either under this Agreement or the Related Agreements, by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.8           Notices  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

(a)           upon personal delivery to the party to be notified;

(b)           when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

(c)           three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(d)           one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications shall be sent as follows:
If to the Company, to:	New Century Energy Corp. 5851 San Felipe, Suite 775 Houston, Texas 77057 Attention: Chief Financial Officer Facsimile No.: 713-266-4358
with a copy to:	David M. Loev, Esquire The Loev Law Firm, PC 6300 West Loop South, Suite 280 Bellaire, Texas 77401 Attention: David Loev, Esq. Facsimile No.: 713-524-4122

If to the Agent, to:	LV Administrative Services, Inc. c/o Laurus Capital Management, LLC 335 Madison Avenue, 10th Floor New York, NY 10017 Facsimile No.: 212-581-5037
with a copy to:	Loeb & Loeb, LLP 345 Park Avenue New York, NY 10154 Attention: Scott J. Giordano, Esq. Facsimile No.: 212-407-4990
and to
Jackson Walker L.L.P. 1401 McKinney, Suite 1900 Houston, Texas 77010 Attention: Michael P. Pearson, Esq. Facsimile No.: (713) 752-4221
If to a Purchaser:	To the address indicated under its signature on the signature pages hereto or at such other address as the Company or the applicable Creditor Party may designate by written notice to the other parties hereto given in accordance herewith.

9.9           Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and/or such Related Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.10           Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.11           Signatures; Counterparts.  This Agreement may be executed by facsimile or electronic signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

9.12           Broker’s Fees.  Except as set forth on Schedule 9.12 hereof, each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 11.12 being untrue.

9.13           Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Agreement and the Related Agreements and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement or any Related Agreement to favor any party against the other.

9.14           Agency.  Each Purchaser has pursuant to an Administrative and Collateral Agency Agreement designated and appointed the Agent as the administrative and collateral agent of such Purchaser under this Agreement and the Related Agreements.

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IN WITNESS WHEREOF, the parties hereto have executed the SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:	PURCHASERS:
NEW CENTURY ENERGY CORP.	VALENS U.S. SPV I, LLC
By: /s/ Edward R. DeStefano Name: Edward R. DeStefano Title: President	By: Valens Capital Management, LLC, its Investment Manager By: /s/ Patrick Regan Name: Patrick Regan Title: Authorized Signatory
AGENT:	VALENS OFFSHORE SPV II, CORP.
LV ADMINISTRATIVE SERVICES, INC., as Agent By: /s/ Patrick Regan Name: Patrick Regan Title: Authorized Signatory	By: Valens Capital Management, LLC, its Investment Manager By: /s/ Patrick Regan Name: Patrick Regan Title: Authorized Signatory

Schedule 1

Purchaser:	Total Notes Purchased:
Valens U.S. SPV I, LLC	$2,300,000
Valens Offshore SPV II, Corp.	$3,000,000

Schedule 4.2

Century Resources, Inc., a Delaware corporation, is wholly owned by New Century Energy Corp.

Gulf Coast Oil Corporation, a Delaware corporation, is wholly owned by New Century Energy Corp.

Schedule 4.3

Gulf Coast Oil Corporation Capitalization

1,000,000 shares $0.001 par value per share authorized,
1,000 shares issued and outstanding

Century Resources, Inc. Capitalization
1,000 shares authorized, no par value per share
500 shares issued and outstanding

Outstanding Warrants:

Energy Capital Solutions – 900,000 warrants, exercisable at $0.80 per share, which are exercisable until June 30, 2009.

Schedule 4.6

None.

Schedule 4.7

None.

Schedule 4.9

None.

Schedule 4.10

None.

Schedule 4.12

None.

 Schedule 4.13

None.

Schedule 4.14

Edward DeStefano serves as our Chief Executive Officer and President under a three year Executive Employment Agreement effective from September 1, 2005 to August 31, 2008, which was amended, effective June 1, 2006, and which is renewable for successive one (1) year terms upon its expiration.

Schedule 4.15

None.

Schedule 6.9

The Company’s outstanding indebtedness under its Notes Payable to Laurus Master Fund Ltd. are:

Second Amended and Restated Secured Convertible (June 30, 2005)
Second Amended And Restated Secured Term (September 19, 2005)
December 2006 Secured Term (December 28, 2006)
Gulf Coast Note (April 26, 2006)* Gulf Coast Notes (November 20, 2007)*

* Guaranteed by the Company

Schedule 9.12

None.